SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Circor International, Inc.

(Name of Registrant as Specified in Its Charter)

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35 Corporate Drive

Burlington, MA 01803

(781) 270-1200

March 21, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of CIRCOR International, Inc., a Delaware corporation (the “CIRCOR”), to be held on Thursday, April 24, 2003, at 9:00 a.m., Pacific Time, at the offices of the Company’s subsidiary, Circle Seal Controls, Inc., 2301 Wardlow Circle, Corona, California.

The Annual Meeting has been called for the purpose of (i) electing three Class I Directors for a term of three years, (ii) ratifying the selection of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2003 and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 7, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Board of Directors as Directors of the Company and that you vote “FOR” the ratification of the Company’s independent auditors.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

David A. Bloss, Sr.

Chairman, President and Chief Executive Officer

35 Corporate Drive

Burlington, MA 01803

(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, April 24, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CIRCOR International, Inc. (the “Company”) will be held on Thursday, April 24, 2003, at 9:00 a.m., Pacific Time, at the offices of the Company’s subsidiary, Circle Seal Controls, Inc., 2301 Wardlow Circle, Corona, California (the “Annual Meeting”) for the purpose of considering and voting upon:

1.	The election of three Class I Directors for a term of three years each;

2.	The ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 7, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Directions to the offices of Circle Seal Controls, Inc. are included on the inside back cover of this Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

By Order of the Board of Directors

Alan J. Glass

Assistant Secretary

Burlington, Massachusetts

March 21, 2003

35 Corporate Drive

Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, April 24, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CIRCOR International, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 24, 2003 at 9:00 a.m., Pacific Time, at the offices of the Company’s subsidiary, Circle Seal Controls, Inc., 2301 Wardlow Circle, Corona, California, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class I Directors for a three-year term each, such term to continue until the Annual Meeting of Stockholders in 2006 and until each such Director’s successor is duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 (“Fiscal 2003”); and

3.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about March 21, 2003 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 15,109,850 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 121 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a Director of the Company and a majority of the votes cast is necessary to ratify the selection of the independent auditors.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the Director, votes may be cast for or withheld from the nominee. Votes cast for the nominee will count as “yes” votes; votes that are withheld from the nominee will not be voted with respect to the election of Director although they will be counted when determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of Director.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Director listed in this Proxy Statement and “FOR” the ratification of the selection of the independent auditors. It is not anticipated that any matters other than the election of Directors and the ratification of the selection of independent auditors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary or Assistant Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report to stockholders of the Company, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (“Fiscal 2002”) is being mailed to stockholders of the Company concurrently with this Proxy Statement. Except where otherwise incorporated by reference, the Annual Report and Annual Report on Form 10-K, are not a part of the proxy solicitation material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of seven members who are divided into three classes, with three Directors in Class I, two Directors in Class II and two Directors in Class III. Directors serve for staggered three-year terms with one class of Directors being elected by the Company’s stockholders at each annual meeting.

Recently, one of the Class II Directors, Daniel J. Murphy, III, due to personal time constraints, informed us of his desire to retire from the Board in the near future. As a result, our Nominating and Corporate Governance Committee currently is in the process of considering candidates to succeed Mr. Murphy as a Class II Director. Mr. Murphy has served on our Board since the Company’s inception, and we are grateful for the wise counsel he has provided.

At the Annual Meeting, three Class I Directors will be elected to serve until the annual meeting of stockholders in 2006 and until each such Director’s successor is duly elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the full Board of Directors has nominated David F. Dietz, Douglas M. Hayes and Thomas E. Naugle, the current Class I Directors, for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of David F. Dietz, Douglas M. Hayes and Thomas E. Naugle as Directors. Messrs. Dietz, Hayes and Naugle have each agreed to stand for re-election and to serve, if re-elected, as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a Director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY.

MANAGEMENT

Executive Officers, Directors and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 14, 2003, are as follows:

Name	Age	Position
David A. Bloss, Sr.	52	Chairman, President and Chief Executive Officer
Kenneth W. Smith	52	Vice President, Chief Financial Officer and Treasurer
Alan R. Carlsen	55	Executive Vice President, Operations
Stephen J. Carriere	47	Vice President, Corporate Controller and Assistant Treasurer
Alan J. Glass	39	General Counsel and Assistant Secretary
Paul M. Coppinger	41	Vice President, Petrochemical Products
Douglas E. Frank	54	Vice President, Thermal Fluid Controls Products
Carl J. Nasca	51	Vice President, Instrumentation Products
Barry L. Taylor, Sr.	47	Vice President and General Manager, Hoke Operations

The table below sets forth the name, age, director class and committee membership for each of our directors as of March 14, 2003:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nom/Corporate Governance Committee	Executive Session
David A. Bloss, Sr.	52	III
Thomas E. Callahan	63	III	O	+		O
Dewain K. Cross	65	II	+		O	O
David F. Dietz	53	I			O	+
Douglas M. Hayes	59	I		O	+	O
Daniel J. Murphy, III	61	II	O		O	O
Thomas E. Naugle	64	I		O	O	O

+ Chairman of Committee	Director Class Term Expires at annual meeting:	I = 2003
O Committee Member		II = 2004
III = 2005

David A. Bloss, Sr.    Mr. Bloss has been employed by the Company since June 1993 and assumed his present position as our Chairman, President and Chief Executive Officer in August 1999. He joined Watts Industries, Inc. (“Watts”) as Executive Vice President in June 1993 and served as President and Chief Operating Officer from April 1997 until CIRCOR was spun off from Watts in October 1999. Prior to joining Watts, Mr. Bloss was associated for five years with the Norton Company, a manufacturer of abrasives and cutting tools, serving as President of the Superabrasives Division.

Kenneth W. Smith.    Mr. Smith has served as the Company’s Vice President, Chief Financial Officer and Treasurer since April 2000. Mr. Smith served as the Vice President of Finance at North Safety Products, a

division of Invensys plc, from January 1997 to April 2000. From 1986 through December 1996, he served in a variety of senior financial positions for Digital Equipment Corporation. Prior to 1986, Mr. Smith was a certified public accountant for Ernst & Young.

Alan R. Carlsen.    Mr. Carlsen assumed his present position as Executive Vice President, Operations in November 2000. Mr. Carlsen had previously served as our Group Vice President, Instrumentation and Fluid Regulation Products from August 1999 until October 2000. Mr. Carlsen served as Group Vice President of Steam Products for Watts from September 1998 until August 1999. Prior to that time, Mr. Carlsen was the Vice President and General Manager of Leslie Controls, Inc. from July 1997 to September 1998, was the Corporate Vice President of Manufacturing of Watts from June 1995 to July 1997 and prior to that was Director of Manufacturing for Senior Flexonics, Inc., a manufacturer of tubular goods.

Stephen J. Carriere.    Mr. Carriere has served the Company as Vice President, Corporate Controller and Assistant Treasurer since March 2000 and as Corporate Controller since shortly after we were created in July 1999. He joined Watts as Assistant Corporate Controller in January 1997 and served in that position until we were spun off in October 1999. From September 1982 to January 1997, he worked at Wang Laboratories, Inc. where he held a variety of U.S. and international controllership and senior corporate finance positions. Prior to 1982, Mr. Carriere was associated with Child World, Inc. and served as a certified public accountant for KPMG LLP.

Alan J. Glass.    Mr. Glass has served the Company as General Counsel and Assistant Secretary since February 2003 and as Corporate Counsel and Assistant Secretary since February 2000. Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that time, he spent seven years in private practice as a general corporate attorney.

Paul M. Coppinger.    Mr. Coppinger joined the Company in July 2001 as Vice President—Petrochemical Products. From October 1999 until July 2001, Mr. Coppinger was an owner and President of Copprex, Inc., a manufacturer of commercial appliances. Prior to that, he spent 13 years with Baker Hughes, most recently serving as Vice President Sales & Marketing of EIMCO, its $200-million process equipment division. While at Baker Hughes, Mr. Coppinger had significant international experience, spending five years in Singapore and Indonesia in support of the Pacific Rim activities of the Baker Tools division.

Carl J. Nasca.    Mr. Nasca joined the Company in December 1999 as Vice President of Industrial Sales and Marketing, Circle Seal Controls. He served as Vice President and General Manager, Circle Seal Controls from November 2000 until November 2001 at which time he became Vice President, Instrumentation Products. From April 1999 to November 1999, he was the Vice President and Regional Manager for Ingersoll-Rand. Prior to that time, Mr. Nasca served as the General Manager of the Portable Air Compressor Division of Ingersoll-Rand from January 1997 to April 1999 and Business Unit Manager for the Rock Drill Division of Ingersoll-Rand from March 1995 to December 1996.

Barry L. Taylor, Sr.    Mr. Taylor has served as Vice President and General Manager, Hoke Operations since November 2000. Previously, he served as Vice President, Operations, Hoke, Inc. from April 1997 to October 2000. From June 1993 to March 1997, Mr. Taylor served as Vice President of Worldwide Manufacturing for Hoke, Inc. Prior to that time, he served as Vice President of U.S. Manufacturing, Plant Manager and Materials Manager at Hoke, Inc.

Douglas E. Frank.    Mr. Frank has served the Company as Vice President, Thermal Fluid Controls Products since September 1999. From August 1997 through August 1999, he held executive marketing and sales roles with Spence Engineering and Leslie Controls. From June 1995 through July 1997, Mr. Frank served as Vice President and a member of the board of directors of Mikron Instrument Company, a manufacturer of infrared instrumentation equipment, and from December 1983 through May 1995 he served as Vice President, Sales and Marketing and then, General Manager and Chief Operating Officer of Thermo Electric, a manufacturer of temperature instrumentation.

Thomas E. Callahan.    Mr. Callahan has served as a member of the Company’s Board of Directors since October 2002. Prior to retiring at the end of 2001, Mr. Callahan served as the Senior Vice President and Chief Financial Officer of Welch Foods, Inc. from 1990 until his retirement. He also served as a director of Welch Foods from 1996 through the end of 2001. Mr. Callahan currently is a director of the Boston Chapter of Financial Executives International and a Trustee of the Tilton School in Tilton, New Hampshire.

Dewain K. Cross.    Mr. Cross retired from Cooper Industries, Inc. in 1995 after serving fifteen years as Cooper Industries’ Senior Vice President, Finance and eight years prior to that as Vice President, Finance. Mr. Cross began his career with Cooper Industries in 1966 and held various accounting, taxation and treasury positions until he was named Vice President, Finance in 1972. Mr. Cross is also a director of Magnetek, Inc. and Register.com, Inc.

David F. Dietz.    Mr. Dietz has served as a member of the Company’s Board of Directors since its inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter LLP since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company.

Douglas M. Hayes.    Mr. Hayes has served as a member of the Company’s Board of Directors since October 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm, and from 1997 through 2002 he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and Gametech International, Inc.

Daniel J. Murphy, III.    Mr. Murphy has served as a member of the Company’s Board of Directors since its inception in July 1999. He has been the Chairman of Northmark Bank since August 1987. Prior to joining Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987, and President and Director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company, from 1980 to 1986. Mr. Murphy is also a director of Bay State Gas Company and has been a director of Watts since 1986.

Thomas E. Naugle.    Mr. Naugle has served as a member of the Company’s Board of Directors since October 2002. Mr. Naugle has been the President of Naugle & Company, a private investment and management firm, since August 1982. From 1984 until 1999, Mr. Naugle also served as the Chairman and Chief Executive Officer of Barrett Trailers, Inc., a manufacturer of semi-trailers, and from 1986 through 1996 he was the Chairman and Chief Executive Officer of Tulsa Winch, Inc. From 1967 through 1980, Mr. Naugle held a series of senior management positions at Cooper Industries, and from 1980 to 1982, he was Chief Executive Officer of Cooper Manufacturing Corp. Mr. Naugle currently serves as a director of AAON, Inc. and as a director of the Tulsa Boys’ Home.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Meetings and Committees

The Board of Directors of the Company held six (6) meetings during Fiscal 2002, and each of the Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board. Since the Company’s inception, the Board of Directors has had an Audit Committee and a Compensation Committee. More recently, in October 2002, the Board also established a Nominating and Corporate Governance Committee.

Audit Committee.    The Audit Committee, which held nine (9) meetings during Fiscal 2002, currently consists of Messrs. Cross, Callahan and Murphy. Each member of the Audit Committee is “independent” as that term is defined in both the applicable listing standards of the New York Stock Exchange (“NYSE”) and the recently proposed rules of the SEC, and each member also meets the financial literacy requirements of the New York Stock Exchange (“NYSE”).

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the firm of independent auditors that audits the Company’s financial statements and performs services related to the audit. The Audit Committee also reviews the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company’s annual and quarterly operating results, considers the adequacy of the Company’s internal accounting procedures and controls, and considers the effect of such procedures on the auditors’ independence. In accordance with the requirements of the NYSE, the Board of Directors, during the year ended December 31, 2000, adopted an Audit Committee Charter. A copy of the Audit Committee Charter was appended to the Company’s Proxy Statement for the annual meeting of stockholders held in 2001. In light of evolving changes in corporate governance standards, including rules recently proposed by the SEC pursuant to Section 301 of the Sarbanes-Oxley Act of 2002, we currently are evaluating, and may make enhancements to, the Audit Committee Charter.

Compensation Committee.    The Compensation Committee currently consists of Messrs. Callahan, Hayes and Naugle, all of whom are independent directors. The Compensation Committee, which held three (3) meetings during Fiscal 2002, reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, determines the awards to be granted to eligible persons under the Company’s 1999 Stock Option and Incentive Plan and takes such other action as may be required in connection with the Company’s compensation and incentive plans.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. Cross, Dietz, Hayes, Naugle and Murphy. Having been established by the Board of Directors in October 2002, the Nominating and Corporate Governance Committee did not hold any meetings during Fiscal 2002. The Nominating and Corporate Governance Committee is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company and for overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee will consider for nomination a candidate recommended by a stockholder that submits such proposed nomination in accordance with the requirements of the Company’s by-laws regarding shareholder proposals.

Director Compensation

Directors receive such compensation for their services as the Board of Directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Currently, each non-employee director receives (i) an annual retainer of $27,500, (ii) a fee of $500 for each committee meeting attended and (iii) an annual grant of a non-qualified option to acquire 3,000 shares of Common Stock. In addition, each committee chairman also receives an annual fee of $1,500. At his election, each director, under our Management Stock Purchase Plan, may elect to defer all or part of such director’s annual retainer for the purchase of restricted stock units at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Additionally, each non-employee director has received a non-qualified option to acquire 10,000 shares of Common Stock in connection with his initial appointment to serve on the Board of Directors. Those directors who are our employees do not receive compensation for their services as directors.

Executive Compensation

The following table sets forth the compensation paid in each of our last three completed fiscal years to our Chief Executive Officer and our four most highly compensated executive officers who were serving as executive officers at the end of 2002, each of whose total salary and bonus exceeded $100,000 during 2002. We refer to each of these people in this Proxy Statement as our “named executive officers.”

Summary Compensation Table

	Year	Annual Compensation		Long-Term Compensation			All Other Compensation (4)
Name and Principal Position		Salary (1)	Bonus (1)	Restricted Stock Unit(s) (1)(2)(3)		Securities Underlying Options Granted
David A. Bloss, Sr. Chairman, President and Chief Executive Officer	2002 2001 2000	$434,700 420,000 400,000	$0 0 0	$30,360 409,956 218,832	(5) (5) (5)	100,000 70,000 105,000	$21,417 15,600 15,600

Kenneth W. Smith Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	211,000 195,700 134,436	0 59,738 23,083	9,825 38,189 14,749	(6) (6) (6)	25,000 25,000 80,000	12,941 12,000 8,000

Alan R. Carlsen Executive Vice President, Operations	2002 2001 2000	249,792 240,000 206,667	0 0 0	13,950 187,412 179,098	(7) (7) (7)	25,000 25,000 30,000	13,805 222,314 178,224

Douglas E. Frank Vice President, Thermal Fluid Control Products	2002 2001 2000	189,808 177,328 153,742	9,990 45,612 22,374	9,930 36,651 17,978	(8) (8) (8)	8,000 8,000 8,000	8,784 8,400 58,260

Paul M. Coppinger Vice President, Petrochemical Products	2002 2001 2000	187,775 78,506 —	0 0 —	28,020 44,759 —	(9) (9)	10,000 10,000 —	8,626 13,740 —

(1)	Bonuses are awarded under our Executive Incentive Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on performance goals assigned by the Compensation Committee. Our named executive officers also are eligible to participate in our Management Stock Purchase Plan (the “MSPP”). Under the MSPP, executives may make an advance election to receive restricted stock units, or RSUs, in lieu of a specified percentage or dollar amount of the executive’s annual incentive cash bonus under the Bonus Plan. RSUs are issued in whole units only (fractional RSUs are returned to the participant in the form of cash) on the basis of a 33% discount to the fair market value of our Common Stock on the date the underlying bonus is paid or otherwise would be paid (the “RSU Cost”) and generally vest three years after the date of grant, at which time they are converted into shares of our Common Stock unless the executive has previously elected a longer deferral period. The “Bonus” column on the table lists that portion of each named executive officer’s bonus that was not deferred into the receipt of RSUs. The following percentage of their bonus for the fiscal year ended December 31, 2002 was deferred into the acquisition of RSUs: Mr. Bloss – 100%; Mr. Smith – 100%; Mr. Carlsen – 100%; Mr. Frank – 40%; and Mr. Coppinger – 100%.
(2)	Represents the dollar value (net of any consideration paid by the named executive officer) of RSUs received under the MSPP determined by multiplying the number of RSUs received by the closing market price of our Common Stock of $14.10, $18.99 and $15.00, respectively on the RSU grant dates of March 16, 2001, February 13, 2002 and February 12, 2003.
(3)

For the year ended December 31, 2002, RSUs were awarded as of February 12, 2003 by dividing the named executive officer’s election amount by $10.05 which was 67% of $15.00, the closing market price of our Common Stock on February 12, 2003 (the “2002 RSU Cost”).For the year ended December 31, 2001, RSUs were awarded as of February 13, 2002 by dividing the named executive officer’s election amount by $12.72 which was 67% of $18.99, the closing market price of our Common Stock on February 13, 2002 (the “2001 RSU Cost”). For the year ended December 31, 2000, RSUs were awarded as of March 16, 2001 by dividing the named executive officer’s election amount by $9.45, which was 67% of $14.10, the closing market price of our Common Stock on March 16, 2001 (the “2000 RSU Cost”). Each RSU is 100% vested three years after the date of grant, and at the end of a deferral period, if one had been specified by the named executive officer or upon the named executive officer’s termination of employment under the MSPP, we will issue one share of Common Stock for each vested RSU. Cash dividends, equivalent to those paid on the our Common Stock, will be credited to the named executive officer’s account for each nonvested RSU and will be paid in cash to such person when the RSUs become vested. Such dividends will also be paid in cash to individuals for each vested RSU held during any deferral period.

(4)	Consists of car allowance, life insurance premiums for group term life over $50,000 in coverage and, in the case of Mr. Bloss, tax preparation services for 2002. In addition, Mr. Carlsen’s amount for 2001 includes $36,248 of housing allowance and $174,067 in moving expenses and allowances; Mr. Carlsen’s amount for 2000 also includes $58,451 of housing allowance and $108,038 in moving expenses and allowances. Mr. Coppinger’s amount for 2001 includes $10,000 of moving expenses; and Mr. Frank’s amount for 2000 includes $50,000 of moving expenses.
(5)	For the year ended December 31, 2002, Mr. Bloss received 2,024 RSUs in lieu of receiving all of his incentive bonus of $20,345. This number of RSUs was determined by dividing $20,345 by the 2002 RSU cost. For the year ended December 31, 2001, Mr. Bloss received 21,588 RSUs in lieu of receiving all of his incentive bonus of $274,671. This number of RSUs was determined by dividing $274,671 by the 2001 RSU cost. For the year ended December 31, 2000, Mr. Bloss received 15,520 RSUs in lieu of receiving all of his incentive bonus of $146,621. This number of RSUs was determined by dividing $146,621 by the 2000 RSU Cost. Mr. Bloss held 91,510 RSUs at December 31, 2002 with a value of $1,455,009 based on a closing price of our Common Stock of $15.90 on December 31, 2002.
(6)	For the year ended December 31, 2002, Mr. Smith received 655 RSUs in lieu of receiving all of his incentive bonus of $6,584. This number of RSUs was determined by dividing $6,584 by the 2002 RSU cost. For the year ended December 31, 2001, Mr. Smith received 2,011 RSUs in lieu of receiving 30% of his bonus of $85,325. This number of RSUs was determined by dividing $25,587 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Smith received 1,046 RSUs in lieu of receiving 30% of his bonus of $32,965. This number of RSUs was determined by dividing $9,890 by the 2000 RSU Cost. Mr. Smith held 3,057 RSUs at December 31, 2002 with a value of $48,606 based on a closing price of our Common Stock of $15.90 on December 31, 2002.
(7)	For the year ended December 31, 2002, Mr. Carlsen received 930 RSUs in lieu of receiving all of his incentive bonus of $9,347. This number of RSUs was determined by dividing $9,347 by the 2002 RSU cost. For the year ended December 31, 2001, Mr. Carlsen received 9,869 RSUs in lieu of receiving all of his incentive bonus of $125,566. This number of RSUs was determined by dividing $125,566 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Carlsen received 12,702 RSUs in lieu of receiving all of his incentive bonus of $120,000. This number of RSUs was determined by dividing $120,000 by the 2000 RSU Cost. Mr. Carlsen held 55,006 RSUs at December 31, 2002 with a value of $874,595 based on a closing price of our Common Stock of $15.90 on December 31, 2002.
(8)	For the year ended December 31, 2002, Mr. Frank received 662 RSUs in lieu of receiving 40% of his incentive bonus of $16,643. This number of RSUs was determined by dividing $6,657 by the 2002 RSU cost. For the year ended December 31, 2001, Mr. Frank received 1,930 RSUs in lieu of receiving 35% of his incentive bonus of $70,168. This number of RSUs was determined by dividing $24,556 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Frank received 1,275 RSUs in lieu of receiving 35% of his incentive bonus of $34,419. This number of RSUs was determined by dividing $12,045 by the 2000 RSU Cost. Mr. Frank held 3,547 RSUs at December 31, 2002 with a value of $56,397 based on a closing price of our Common Stock of $15.90 on December 31, 2002.
(9)

For the year ended December 31, 2002, Mr. Coppinger received 1,868 RSUs in lieu of receiving all of his incentive bonus of $18,778. This number of RSUs was determined by dividing $18,778 by the 2002 RSU cost. For the year ended December 31, 2001, Mr. Coppinger received 2,357 RSUs in lieu of receiving all of his bonus of $29,989. This number of RSUs was determined by dividing $29,989 by the 2001 RSU Cost. Mr. Coppinger held 2,357 RSUs at December 31, 2002 with a value of $37,476 based on a closing price of our Common Stock of $15.90 on December 31, 2002.

Option Grants in Fiscal Year 2002

In Fiscal 2002, 291,000 options were granted to our employees and an additional 48,000 options were granted to our directors. The following table sets forth certain information concerning the individual grant of options to purchase our Common Stock to our named executive officers who received such grants during the fiscal year ended December 31, 2002.

Option Grants in Fiscal Year 2002

Name	Number of Shares of Common Stock Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
David A. Bloss, Sr.	100,000	34.4%	$13.90	10/23/12	$874,164	$2,215,302

Kenneth W. Smith	25,000	8.6	13.90	10/23/12	218,541	553,826

Alan R. Carlsen	25,000	8.6	13.90	10/23/12	218,541	553,826

Douglas E. Frank	8,000	2.7	13.90	10/23/12	69,933	177,224

Paul M. Coppinger	10,000	3.4	13.90	10/23/12	87,416	221,530

(1)	The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1999 Stock Option and Incentive Plan and the applicable option agreement. The options vest over 5 years at the rate of 20% per year on successive anniversaries of the date on which the options were granted.
(2)	The exercise price equals the fair market value of the stock as of the grant date.
(3)	This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect non-transferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of our Common Stock.

Option Exercises and Option Values

The following table sets forth information concerning the aggregate number of options exercised in 2002 and the number and value of unexercised options to purchase our Common Stock held by our named executive officers who held such options at December 31, 2002.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Bloss, Sr	117,697	$1,272,277	400,444	289,198	$1,842,027	$1,133,674
Kenneth W. Smith	—	—	37,000	93,000	172,800	309,200
Alan R. Carlsen	85,566	875,911	44,100	82,711	241,488	313,799
Douglas E. Frank	—	—	8,000	24,000	57,600	76,800
Paul M. Coppinger	—	—	0	20,000	0	20,000

(1)	The transaction occurred through a broker-arranged cashless exercise of options. The value realized consists of the difference between the aggregate sale price for the underlying shares less the aggregate exercise price and excludes brokerage fees and taxes.
(2)	Based on the last reported sale price of our Common Stock on the NYSE on December 31, 2002 less the option exercise price.

Report of the Compensation Committee of the Board of Directors

on Executive Compensation

Overall Policy.    The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of independent, non-employee directors. The Compensation Committee reviews and approves the cash and non-cash compensation policies and programs and major changes in the Company’s benefit plans that are applicable to the Chief Executive Officer, those individuals who directly report to the Chief Executive Officer, and any other individuals or groups the Committee deems appropriate based on the recommendation of the Chief Executive Officer.

The Company’s executive compensation philosophy is to provide direct compensation programs and potential earnings opportunities which reflect the relative size and performance of the Company and which are aligned with increasing stockholder value. The compensation programs, therefore, are designed to attract, retain and motivate key executives to achieve strategic business initiatives that are adopted to increase stockholder value and reward them for their achievement. In formulating and implementing its compensation philosophy, the Committee has obtained advice from Watson Wyatt, a compensation consulting firm.

Implementing Guidelines.    In implementing its compensation philosophy for executives, the Committee acts according to the following guidelines:

•	Determining relevant market data for the positions it reviews as set forth in published surveys of the broader general industry

•	Considering specific information on pay practices about key executive positions in peer organizations

•	Setting base salaries in light of both market data and the individual’s performance, background, experiences and personal skills

•	Providing competitive and leveraged annual incentive opportunities based on achieving performance goals that reflect stockholder value creation, the strategic direction of the Company for the year and the individual’s performance during the year

•	Providing competitive and leveraged long-term incentive opportunities which will provide rewards for increasing stockholder value, achieving long-term performance goals of the Company and assuring that executives have earnings opportunities similar to their peers at comparable organizations

Stock Ownership Guidelines.    The Committee believes that executives, as owners, will act in a manner consistent with the best interests of the stockholders. As such, the Committee believes that executives should hold prescribed amounts of Company stock and has established targets for each executive.

Specific Programs.    Executive compensation packages generally consist of three components: (1) base salary; (2) annual incentive pursuant to the Bonus Plan; and (3) long-term incentives pursuant to the 1999 Stock Option and Incentive Plan. Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on four goals assigned by the Committee for the particular year. Each goal carries equal weight. In addition, if 100% of each of the four goals is achieved, the executive may achieve a bonus up to twice the maximum percentage based on the extent to which each objective is exceeded. Under the 1999 Stock Option and Incentive Plan, the Committee may grant to key personnel options with respect to the Company’s Common Stock as well as other stock-based awards such as restricted and unrestricted shares, performance shares, deferred stock awards, and dividend equivalent rights. Such stock-based awards are designed to align the interests of executives with those of the stockholders, since the benefit of such awards cannot be realized unless the stock price appreciates. In determining the appropriate level of stock-based compensation to award to each executive officer for Fiscal 2002, the Committee followed the implementing guidelines discussed above. The Company’s executives are also eligible to participate in the MSPP. Under the MSPP, which is a component plan to the 1999 Stock Option and Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive’s annual incentive under the Bonus Plan. RSUs are issued on the basis of a 33% discount to the closing price of the Company’s stock on the day the incentive bonuses are paid or otherwise would be paid and generally vest over a three year period, at which time they are converted into shares of Common Stock unless the executive previously has elected a longer deferral period.

Compensation of the CEO.    As with other executive officers, the compensation package for the Chief Executive Officer is comprised of base salary, bonus opportunity, and stock-based compensation. In determining the base salary for the CEO, the Committee, with the advice of Watson Wyatt, relied significantly on comparisons with a select group of specific peer companies as well as several reputable published compensation surveys for industrial manufacturers. In addition, the Committee considered the operating results and change in stockholder value of the Company for Fiscal 2001 in determining the CEO’s base salary for Fiscal 2002. For Fiscal 2002, the Committee established Mr. Bloss’ salary at $434,700. To establish the CEO’s bonus opportunity, the Committee established specific goals consistent with those established for other corporate executive officers under the Bonus Plan. In determining the maximum percentage opportunity for the CEO under the Bonus Plan, the Committee considered comparable data from specific peer companies as well as other industrial manufacturers. For Fiscal 2002, the Committee set Mr. Bloss’ maximum bonus opportunity under the Bonus Plan at 75%. As a result of the Company’s performance against the established goals, Mr. Bloss received a bonus of $20,345 for Fiscal 2002. At Mr. Bloss’ advance election, his entire bonus was deferred into the receipt of RSUs. For Fiscal 2002, Mr. Bloss received 100,000 non-qualified options which vest 20% per year from the date of grant.

Policy Regarding Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance.

Submitted by the Compensation Committee of the Board of Directors

Thomas E. Callahan

Douglas M. Hayes

Thomas E. Naugle

Report of the Audit Committee of the Board of Directors

The Audit Committee, which (i) consists entirely of non-employee directors meeting the independence and financial literacy requirements of the NYSE and (ii) has at least two members who would be considered “financial experts” under the disclosure standards recently adopted by the SEC (see “Board Meetings and Committees” above), has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of the Company on May 24, 2000. Pursuant to this charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management and the independent auditors. Management retains direct responsibility for the financial reporting process and system of internal controls.

In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as environmental and litigation matters. The Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. Pursuant to Audit Committee policy, the Committee must first review and pre-approve any engagement of the Company’s independent auditors for any services not directly related to their independent audit of our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management and it has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from KPMG LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Submitted by the Audit Committee of the Board of Directors

Thomas E. Callahan

Dewain K. Cross

Daniel J. Murphy, III

Stockholder Return Performance Graph

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock, based on the market price of the Company’s Common Stock with the total return of companies included within the Standard & Poor’s 500 Composite Index and a peer group of companies engaged in the valve, pump and fluid control industry for the period commencing October 19, 1999 (the date on which the Company’s Common Stock started trading) and ending December 31, 2002. The calculation of total cumulative return assumes a $100 investment in the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the peer group on October 19, 1999, the first date trading in the Company’s Common Stock commenced following the pro-rata distribution of all of the Company’s Common Stock to the Watts stockholders, and the reinvestment of all dividends. The historical information set forth below is not necessarily indicative of future performance.

Employment Agreements

On October 23, 2002, the Employment Agreement between the Company and Mr. Bloss, originally entered into on September 16, 1999, was amended and restated in its entirety. Under this agreement, Mr. Bloss serves as the Chairman, President and Chief Executive Officer for an additional term of three years that began on September 16, 2002. The Agreement will be automatically extended for additional one-year terms unless either the Company or Mr. Bloss elects to terminate it by notice in writing at least 90 days prior to the third anniversary of the Agreement or each anniversary thereafter. As of January 1, 2003, Mr. Bloss’ base salary is $447,741 and is scheduled to increase to $500,000 on July 1, 2003. Mr. Bloss is also eligible to receive incentive compensation in an amount to be determined by our Board of Directors as well as compensation for country club initiation fees and dues and tax preparation and planning services.

Upon termination of employment due to the death or disability of Mr. Bloss, all unexercisable stock options will immediately vest and will be exercisable for one year and the Company will pay health insurance premiums for Mr. Bloss and his family for one year.

If employment is terminated by Mr. Bloss for “good reason”, or if the Company terminates his employment without “cause,” Mr. Bloss will receive a severance payment equal to two times the sum of his average base salary and average incentive compensation (as determined in accordance with the agreement), payable over 24 months. In addition, certain stock options and restricted stock units held by Mr. Bloss will become exercisable or nonforfeitable, and Mr. Bloss will receive additional vesting credit under the supplemental plan.

If a “change in control” (as defined in the Agreement) occurs and Mr. Bloss’ employment is terminated by the Company without cause or by Mr. Bloss with good reason within 18 months of such change in control, Mr. Bloss will receive a lump sum amount in cash equal to three times the sum of his then current base salary and highest bonus during the three preceding fiscal years, all of his stock options and stock-based awards will become immediately exercisable, he will be fully vested in his accrued benefit under the supplemental executive retirement plan and will be credited with an additional 36 months of benefit service under the supplemental plan. The Company will pay health insurance premiums for Mr. Bloss and his family for three years and the Company will continue to pay Mr. Bloss an automobile leasing allowance for three years. In addition, Mr. Bloss will receive a tax gross-up payment to cover any excise tax due.

We also have entered into Change of Control Agreements with Messrs. Carlsen, Carriere, Coppinger, Frank, Glass, Nasca, Smith and Taylor. These agreements generally provide the same change of control provisions as in Mr. Bloss’ Employment Agreement, except that (i) each of these agreements applies to terminations within twelve (12) months of the change of control event and does not contain a tax gross-up provision, (ii) the agreements with Messrs. Carlsen and Smith provide a lump sum payment equal to two times the sum of the executive’s annual salary and highest bonus during the past three fiscal years, provide for an additional 24 months of benefit service under the supplemental plan, and provide for medical insurance and automobile allowance for a two-year period and (iii) the agreements with Messrs. Carriere, Coppinger, Frank, Glass, Nasca and Taylor provide for a lump sum payment equal to one times the sum of the executive’s annual salary and highest bonus during the three preceding fiscal years, provide for medical insurance for one year, and do not provide for additional credit under the supplemental plan or for automobile leasing.

Compensation Committee Interlocks and Insider Participation; Certain Relationships

Messrs. Cross and Dietz, together with our former director, Thomas N. Tullo, served on the Compensation Committee from the beginning of Fiscal 2002 through October 24, 2002. Messrs. Callahan, Hayes and Naugle served on the Compensation Committee from October 24, 2002 through the remainder of Fiscal 2002. Until April 25, 2002, Timothy P. Horne served on our Board of Directors. Mr. Horne is also a director of Watts and, based on his most recent public filings, beneficially owns 31.9% of the outstanding Watts Common Stock and 8.3% of the Company’s outstanding Common Stock. Mr. Murphy is also a director of Watts and serves on the compensation committee of Watts. In the event that Mr. Horne ceases to serve as trustee of the 1997 Voting

Trust (as described in footnote 5 of the section entitled “Principal Shareholders”), then Walter J. Flowers and Messrs. Murphy and Dietz will become co-trustees of the 1997 Voting Trust. Mr. Dietz is the sole owner of a professional corporation that is a partner of Goodwin Procter LLP, a law firm which provides legal services to the Company and to Watts.

Our policy is that any future transactions with our directors, officers, employees or affiliates be approved in advance by a majority of our Board of Directors, including a majority of the disinterested members of our Board of Directors, and be on terms no less favorable to us than we could obtain from non-affiliated parties.

Pension Plan and Supplemental Plan

The Company sponsors a qualified noncontributory defined benefit pension plan for eligible salaried employees, including the named executive officers specified in the Summary Compensation Table above, and maintains a nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees, which also covers the named executive officers specified in the Summary Compensation Table. The eligibility requirements of the pension plan are generally the attainment of age 21 and the completion of at least 1,000 hours of service in a specified 12-month period. The assets of the pension plan are maintained in a trust fund at State Street Bank and Trust Company. The pension plan is administered by a retirement plan committee appointed by the Board of Directors. Annual contributions to the pension plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The pension plan provides for monthly benefits to, or on behalf of, each participant at age 65 and has provisions for early retirement after attainment of age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the pension plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The pension plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

The normal retirement benefit for participants in the pension plan is an annuity payable monthly over the participant’s life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant’s final average compensation (as defined in the pension plan), reduced by the maximum offset allowance (as defined in the pension plan) multiplied by years of service (maximum 25 years). Annual compensation in excess of $200,000 per year is disregarded for all purposes under the pension plan. However, benefits accrued prior to the 1994 plan year may be based on compensation in excess of $200,000. Compensation recognized under the pension plan generally includes base salary and annual bonus.

The supplemental plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the pension plan to comply with the Tax Reform Act of 1986, (iii) executives who will be affected by Internal Revenue Service limits on compensation under the Retirement Plan, and (iv) individuals who deferred compensation under the qualified Retirement Plan. The supplemental plan is not a tax-qualified plan, and is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended. The supplemental plan is not funded.

Tier one benefits are provided under the supplemental plan to a select group of key executives. The annual benefit under tier one payable at normal retirement is equal to the difference between (x) 2% of the highest three year average pay multiplied by years of service up to ten years, plus 3% of average pay times years of service in excess of ten years, to a maximum of 50% of average pay, less (y) the annual benefit payable under the pension plan formula described above. Normal retirement age under tier one is age 62.

The following table illustrates total annual normal retirement benefits (payable from both the pension plan and from the supplemental plan and assuming attainment of age 62 during 2001) for various levels of final average compensation and years of benefit service under tier one of the supplemental plan.

Final Average Comparison For Three Highest Consecutive Years in Last 10 Years	Estimated Total Annual Retirement (Pension Plan Plus Supplemental Plan, Tier One) Based on Years of Service (1)
	5 Years	10 Years	15 Years	20 Years
$100,000	$10,000	$20,000	$35,000	$50,000
150,000	15,000	30,000	52,500	75,000
200,000	20,000	40,000	70,000	100,000
250,000	25,000	50,000	87,500	125,000
300,000	30,000	60,000	105,000	150,000
350,000	35,000	70,000	122,500	175,000
400,000	40,000	80,000	140,000	200,000
450,000	45,000	90,000	157,500	225,000
500,000	50,000	100,000	175,000	250,000
550,000	55,000	110,000	192,500	275,000
600,000	60,000	120,000	210,000	300,000

(1)	The annual pension plan and supplemental plan benefits are computed on the basis of a straight life annuity.

Messrs. Bloss, Carlsen, Frank, Nasca and Smith have nine, seven, four, two and two years, respectively, of benefit service under the pension plan (which includes years of benefit service credited under the Watts pension plan) Messrs. Bloss, Carlsen and Smith are eligible for tier one benefits. Eligible employees are currently limited to a maximum annual benefit under the pension plan of $160,000 (subject to cost of living adjustments) under Internal Revenue Code requirements regardless of their years of service or final average compensation. Accordingly, under current salary levels and law, annual benefits are limited to such amount under the pension plan.

In addition, our subsidiary Tomco Products, Inc., which we acquired in October 2002, maintains a qualified noncontributory defined benefit pension plan under which eligible employees generally receive an a normal retirement benefit in an amount equal to 26% of the highest five-year average annual compensation up to the integration level, plus 42% of average annual compensation in excess of the integration level, reduced for less than 25 years of service. Eligibility, vesting, plan options and compensation limits generally are the same as those under the Company’s plan. The assets of the Tomco Products, Inc. plan are maintained in a separate trust fund and administered by a separate retirement plan committee.

None of our named executive officers participates in the Tomco pension plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 28, 2003, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	our Chief Executive Officer and the other named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within sixty (60) days after February 28, 2003 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2003 a total of 15,109,850 shares of Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	1,826,150	12.1%
Timothy P. Horne (4)	1,254,210	8.3
Walter J. Flowers (5)	1,446,990	9.6
Franklin Resources, Inc. (6)	984,900	6.5
David A. Bloss, Sr. (7)	417,544	2.7
Alan R. Carlsen (8)	70,454	*
Kenneth W. Smith (9)	50,000	*
Dewain K. Cross (10)	20,600	*
Daniel J. Murphy, III (11)	17,248	*
David F. Dietz (12)	16,000	*
Douglas E. Frank (13)	8,442	*
Paul M. Coppinger	1,000	*
Thomas E. Callahan	0	*
Douglas M. Hayes	0	*
Thomas E. Naugle	0	*
All executive officers and directors as a group (15) persons (14)	635,695	4.0%

*	Less than 1%.

(1)	The address of each stockholder in the table is c/o CIRCOR International, Inc., 35 Corporate Drive, Burlington, Massachusetts 01803, except that the Fidelity Entities’ address is 82 Devonshire Street, Boston, MA 02109; Franklin Resources’ address is One Franklin Parkway, San Mateo, CA 94403, and the Gabelli Entities’ address is One Corporate Center, Rye, NY 10580.
(2)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2002, the date of the above table, but excludes shares of Common Stock underlying options, warrants or convertible securities held by any other person.
(3)

The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on March 22, 2001 on behalf of Mario J. Gabelli and Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one acts as chief investment officer including, but not limited to, Gabelli Funds LLC, GAMCO Investors, Inc. and Gabelli Securities, Inc. (the “Gabelli Entities”). According to the Schedule 13D, the Gabelli entities engage in various aspects of the securities business, primarily as investment advisor to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships, Certain Gabelli entities may also make investments for their own accounts. As of March 22, 2001, Gabelli Funds LLC, GAMCO Investors, Inc., and Gabelli Securities, Inc. held 340,000, 1,484,150 and 2,000 shares, respectively. Subject to certain limitations, each of the foregoing has all investment and/or voting power in the shares except that GAMCO Investors does not have the authority to vote 5,000 of the shares. According to an earlier Schedule 13D filed on November 15, 2000 the Board of

Directors of the Gabelli Value Fund, Inc., (one of the funds managed by the Gabelli Entities) voted to transfer to its proxy voting committee all dispositive and voting power with respect to 200,000 shares of our Common Stock held by The Gabelli Value Fund, Inc. As a result, the Gabelli Entities disclaim beneficial ownership of these shares, and, therefore, those shares are not included in this table.

(4)	Of the 1,254,210 shares for which Mr. Horne has beneficial ownership, 936,910 shares are subject to the terms of The Amended and Restated George B. Horne Voting Trust Agreement – 1997 (the “1997 Voting Trust”) and 317,300 shares are held directly by Mr. Horne and not subject to the 1997 Voting Trust. In addition, of the 936,910 shares that are subject to the 1997 Voting Trust, Mr. Horne holds 925,610 shares for his own benefit and 11,300 shares for the benefit of his daughter, Tiffany Rae Horne, under the 1995 George B. Horne Grandchildren’s Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee’s right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the “Determinate Power”). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determinate Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers and Daniel J. Murphy, III (the “Successor Trustees”) will become co-trustees of the 1997 Voting Trust. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the “Primary Designee”) and the other as the secondary designee (the “Secondary Designee”) to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become trustees. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason then there shall continue to be two trustees and third trustee shall be selected in accordance with the following line of succession; first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, any individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determinate Power until it is specifically conferred upon such trustee by way of an amendment to the 1997 Voting Trust.

The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of Common Stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original deposit of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determinate Power, then by the trustee having the Determinate Power. In certain cases (i.e., changes to the extension, termination and amendment provisions), each individual depositor must also approve amendments. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent.
(5)

Mr. Flowers, a partner in the law firm Flowers & Manning, LLP, is the beneficial owner of all shares reported in his capacity as sole trustee under the following trusts: (i) George B. Horne/CIRCOR Trust dated August 20, 2002, a revocable trust which holds 687,500 of the shares reported and for which George B. Horne is the sole beneficiary; (ii) Deborah Makepeace Horne/CIRCOR Trust dated August 20, 2002, a revocable trust which holds 655,620 of the shares reported and for which Deborah Horne is the sole beneficiary; and (iii) Tiffany Rae Horne Irrevocable Trust, an irrevocable trust which holds 103,870 of the shares reported and for which Tiffany Rae Horne is the sole beneficiary. According to a Schedule 13D filed by Mr. Flowers on October 2, 2002, Mr. Flowers retains sole voting power with respect to all of the shares reported and shares with the beneficiary of each of the foregoing trusts dispositive power with regard to the shares held by each such trust.

(6)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003 on behalf of Franklin Resources, Inc. (a parent holding company), Charles B. Johnson and Rupert H. Johnson, Jr. as principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC as Reporting Persons. According to this filing, the 761,150 shares reported on are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by Franklin Advisory Services, LLC, an investment advisory subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC holds all voting and disposal power with respect to all 984,900 shares
(7)	Includes 400,444 shares of Common Stock issuable upon the exercise of currently exercisable options. With the approval of the Company’s Compensation Committee, Mr. Bloss transferred options for 68,436 of these 400,444 shares to three trusts for the benefit of each of his three adult children. Mr. Bloss’ wife serves as a trustee of each such trust.
(8)	Includes 44,100 shares of Common Stock issuable upon the exercise of currently exercisable options.
(9)	Includes 45,000 shares of Common Stock issuable upon the exericise of currently exercisable options.
(10)	Includes 14,000 shares of Common Stock issuable upon the exercise of currently exercisable options.
(11)	Includes 200 shares of Common Stock held under a trust for the benefit of Mr. Murphy’s son. Mr. Murphy serves as the sole trustee. Also includes 14,000 shares of Common Stock issuable upon the exercise of currently exercisable options.
(12)	Includes 14,000 shares of Common Stock issuable upon the exercise of currently exercisable options.
(13)	Includes 8,000 shares of Common Stock issuable upon the exercise of currently exercisable options and 342 shares issuable with respect to RSUs that vest within 60 days.
(14)	Includes 571,064 shares of Common Stock issuable upon the exercise of currently exercisable options.

PROPOSAL 2

RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent auditors for Fiscal 2003. KPMG LLP has no direct or indirect interest in the Company or any affiliate of the Company and has audited the Company’s books and records since its inception. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting. The Board of Directors therefore recommends to the stockholders that they ratify the appointment of KPMG LLP as independent auditors of the Company for Fiscal 2003. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of KPMG LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent directors.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to ratify the selection of KPMG LLP as the independent auditors of the Company for Fiscal 2003.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2003.

Fees Paid to Auditors, Independence

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for Fiscal 2002 and Fiscal 2001, respectively, and fees billed for other services rendered by KPMG LLP during those time periods.

	Fiscal 2002	Fiscal 2001

Audit fees	$459,175	$523,924

Audit related fees (1)	72,050	206,287

Tax services fees (2)	382,059	383,349

All other fees (3)	4,800	14,142

Total	918,084	1,127,702

(1)	Audit related fees consisted principally of fees for audits of financial statements of certain employee benefit plans and due diligence services with acquisitions activity. Fees for Fiscal 2001 also include services to review financial statements in connection with our March 2001 follow-on equity offering of common shares.
(2)	Tax compliance and tax consultation services.
(3)	Other miscellaneous services.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not render any services to the Company during Fiscal 2002 or during Fiscal 2001 for financial information systems design and implementation. These services, which generally include designing or implementing systems that aggregate source data underlying the financial statements and generate information that is significant to the Company’s financial statements, are provided internally or by other service providers

Independence

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG’s independence and has determined that these services had no adverse effect on such independence.

Auditor Presence at Annual Meeting

A representative of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

MARKET VALUE

On December 31, 2002, the closing price of a share of the Company’s Common Stock on the New York Stock Exchange was $15.90.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR

ANNUAL MEETING IN 2004

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2003 must be received by the Company on or before November 26, 2003 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal at the annual meeting of stockholders to be held in 2004 must deliver the proposal to the Company so that it is received on or after December 4, 2003 and not later than January 3, 2004 in order to be considered at that annual meeting. The Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 35 Corporate Drive, Burlington, MA 01803.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal 2002, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Thursday, April 24, 2003

Please date, sign and mail your proxy card in the	COMPANY NUMBER

envelope provided as soon as possible.	ACCOUNT NUMBER

NUMBER OF SHARES

¯  Please detach and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect three Class I Directors, each to hold office for a 3-year				FOR	AGAINST	ABSTAIN
	term until the Annual Meeting of Stockholders in 2006 and until			2. To ratify the selection of	☐	☐	☐
	such director’s successor is duly elected and qualified.			KPMG LLP as the independent
auditors of the company for the
☐	FOR ALL NOMINEES		NOMINEES	fiscal year ending December 31,
		O	David F. Dietz	2003.
☐	WITHHOLD AUTHORITY	O	Douglas M. Hayes
	FOR ALL NOMINEES	O	Thomas E. Naugle	The undersigned hereby revokes any proxy previously given
in connection with such meeting and acknowledges receipt of
☐	FOR ALL EXCEPT			the Notice of Annual Meeting and Proxy Statement for the
	(See instructions below)			aforesaidmeeting and the 2002 Annual Report to Stockholders.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated with respect to items 1 and 2, the undersigned’s votes will be cast in favor or Items 1 and 2.

To change the address on your account, please check the box
at right and indicate your new address in the address space
above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	Please check here if you plan to attend the meeting	☐

Signature of Stockholder                                          Date:                  Signature of Stockholder                                          Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

CIRCOR INTERNATIONAL, INC.

36 Corporate Drive, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth W. Smith and Alan J. Glass as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at the offices of Circle Seal Controls, Inc., 2301 Wardlow Circle, Corona, California, Thursday April 24, 2003 at 9:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

(Continued and to be signed on the reverse side)